Exhibit 3

MANUAL FOR

SHAREHOLDERS’

PARTICIPATION

AT THE 2016

EXTRAORDINARY

GENERAL

SHAREHOLDERS’

MEETING.

TABLE OF CONTENTS

1. Message from Board of Directors	03

2. Invitation	04

3. The EGM	06

4. Procedures, instructions and deadlines for participation in the Meetings

4.1. Individual Shareholder	08

4.2. Corporate Shareholder	09

4.3. Investment Fund Shareholder	09

4.4. ADR Holders	10

5. Call notice of the Extraordinary General Meeting of 07/22/2016	11

6. Texts explaining the matters to be deliberated at the EGM	13

7. Related documents and links	14

8. Annex – Form of Proxy Instrument	15

1. MESSAGE FROM THE BOARD OF DIRECTORS

Dear shareholders,

We hereby invite you to participate in the next Extraordinary General Shareholders’ Meeting (“Meeting” or “EGM”) of Oi S.A. (“Oi” or “Company”), called for July 22, 2016, at 11 a.m., at the Company’s headquarters, located at Rua do Lavradio, No. 71, Centro, City and State of Rio de Janeiro.

It is public knowledge that Oi, along with its wholly-owned subsidiaries Oi Móvel S.A., Telemar Norte Leste S.A., Copart 4 Partipações S.A., Copart 5 Participações S.A., Portugal Telecom International Finance BV and Oi Brasil Holdings Coöperatief U.A. (together with Oi, the “Oi Companies”), filed a request for judicial reorganization with the court, on Monday, June 20, in order to preserve our quality customer service, preserve the value of the Oi Companies, maintain the continuity of their business and social purpose in order to protect in an organized manner the interests of the Oi Companies and their subsidiaries, customers, shareholders and other stakeholders, as well as protecting the cash of the Oi Companies. The Company determined that, at this moment, this is most appropriate measure to maintain Oi’s important role in the telecommunications sector and the Brazilian economy.

Oi will continue working to secure new customers, maintain sales of services and products to all market segments. Moreover, the Company’s workforce will maintain its regular commercial, operational and administrative activities. The Company remains focused on investing in projects to improve customer service quality. There are no expected changes to the management or staff structure of the Company during the judicial reorganization process.

Oi has approximately 70 million customers, is present in 5,505 Brazilian municipalities and has annual net revenue of approximately R$27 billion. In recent years, the Company has transformed its business: it redesigned structure and management, controlled and cut costs, invested in the network, increased productivity and sales quality, evolved the brand and launched new offers and products.

The Oi Companies have undertaken efforts and studies to optimize its liquidity and debt profile, and had been negotiating a potential debt restructuring. However, in view of the challenges arising from the economic and financial situation of the Oi Companies in light of the maturity schedule of its financial debts, threats to the cash of the Oi Companies represented by imminent levies or blockages in legal proceedings, and in view of the the urgent need to adopt protective measures for the Oi Companies], the request for judicial recovery of the Oi Companies was approved on June 20, 2016 by Oi’s Board of Directors.

The filing of the request for judicial reorganization is another step towards the Company’s financial restructuring. The Company reinforces its confidence in its operational and commercial capacity to successfully obtain approval for a judicial reorganization plan that will allow for value creation for the Company and the maintainance of its high level of customer service.

We count on you being there, in the Company’s best interests. Your vote is very important to Oi.

Kind regards,

Marco Norci Schroeder

Chief Executive Officer

José Mauro Mettrau Carneiro da Cunha

Chairman of the Board of Directors

2. INVITATION

EXTRAORDINARY GENERAL MEETING OF OI S.A.

DATE
July 22, 2016

TIME
11 a.m.

PLACE
Rua do Lavradio, 71
Centro - 20230-070
City and State of Rio de Janeiro

DIRECTIONS

3. THE EGM

The Company’s Board of Directors invites Oi’s Shareholders to gather at the Meeting to deliberate on the following matters:

(i)	Ratify urgently the request for the Company’s judicial reorganization, submitted together with some of the Company’s wholly-owned direct and indirect subsidiaries in the Judicial District of the Capital of the State of Rio de Janeiro, on June 20, 2016; and

(ii)	Authorize the Company’s Board of Directors to conduct all acts required to give effect to item (1) of the Agenda, as well as ratify all acts conducted up to that day.

Prior to the meeting being convened, the Shareholders shall sign the Attendance Book.

For the Meeting to be convened at first call, Shareholders representing at least one-fourth (1/4) of the voting capital stock must be present, pursuant to article 125 of Law. 6,404/1976. If there is insufficient quorum for the meeting to be called, the Company shall later announce a new date for the meeting to be held, at second call.

If there is a quorum, the EGM shall be convened by the Chairman of the Board of Directors. If the Chairman is absent or impeded, it shall be convened by any Director in attendance, chosen by the Meeting. In case of absence and/or impediment of any Director, in observance of the procedures above, it shall be incumbent upon the Meeting to elect the chairman of the presiding board, who shall be responsible for choosing the respective secretary.

Each common share shall grant the right to one vote on the Meeting’s resolutions, subject to the limitation to the voting rights set forth in article 72 of the Bylaws.

The EGM deliberations shall be taken by an absolute majority of votes, without the inclusion of blank votes, nor votes which have exceeded the voting limits established in article 72 of the Bylaws.

The proposal in item (i) above is intended to submit for approval to the Company’s shareholders the request for judicial reorganization of the Oi Companies filed on June 20, 2016 and the proposal of item (ii) is intended to authorize the Company’s Board of Directors to conduct all acts required to give effect to the request for judicial reorganization, as well as the ratification of all acts conducted up to the date of the Meeting.

As mentioned above, the request for the judicial recovery of Oi was presented together with that of the other Oi Companies. Therefore, and also bearing in mind that the Company and some of the other Oi Companies are holders of debt instruments governed by foreign law, the Board clarifies that the authorization submitted to Shareholders includes all applicable approvals, and all acts in all jurisdictions in which such measures are necessary, including the United States and the United Kingdom, with the appointment of all representatives that may be necessary in each jurisdiction as applicable.

The Company’s Board believes that the submission of the request for judicial recovery was the most appropriate measure at this time to (i) preserve the continuity of the provision of quality services to its clients within the scope of the rules and commitments to ANATEL, (ii ) preserve the value of the Oi Companies, (iii) maintain the continuity of its business and its social function in order to protect in an organized manner the interests of the Oi Companies and its subsidiaries, its customers, its shareholders and other stakeholders, and (iv) protect the cash of the Oi Companies.

The request for judicial reorganization of the Oi Companies was approved on June 20, 2016, by the Company’s Board of Directors, ad referendum in the General Shareholders’ Meeting, given the challenges arising from the economic and financial situation of the Oi Companies in light of the maturity schedule of its financial debts, threats to the cash of the Oi Companies represented by imminent levies or blockages in legal proceedings, and in view of the urgent need to adopt measures to protect the Oi Companies. The request for the judicial reorganization of the other Oi Companies was also approved in the respective companies’ General Shareholders’ Meetings held on June 20, 2016.

The request for judicial reorganization filed by the Companies, financial statements prepared specially for the purpose the reorganization request, pursuant to Article 51 of Law No. 11,101/05, along with other documents related to the request, are available at the Company’s headquarters and on its website (www.oi.com.br/ri) as well as on SistemaEmpresas.NET of the CVM (www.cvm.gov.br), and the website of BM&FBovespa (www.bmfbovespa.com.br). The material presented to the CVM will also be translated into English and sent to the U.S. Securities and Exchange Commission on Form 6-K as soon as possible.

4. PROCEDURES, INSTRUCTIONS AND DEADLINES FOR PARTICIPATION IN THE MEETING

Oi shareholders may participate in the Meeting in person or by duly appointed proxies, pursuant to Paragraph 1 of Article 126 of Law 6,404/76.

We kindly request that Shareholders arrive prior to the Meeting, in order to have the documents required for their participation verified.

In case of any doubts related to the procedures and deadlines described below, we ask the shareholders to contact the Investor Relations Department at invest@oi.net.br.

4.1. Individual Shareholder

We ask Individual Shareholders wishing to participate in person in the Meeting to deliver to the Company, at Rua Humberto de Campos, 425, 5th floor, Leblon, in the City and State of Rio de Janeiro, RJ, between 9:00 a.m. and 12:00 p.m. and between 2:00 p.m. and 6:00 p.m., Attention: Corporate and M&A Management, at least two (2) business days prior to the date indicated in the Call Notice to hold the Meeting, that is, up to July 20, 2016, the following documents: notarized copies of the identification document and the taxpayer’s registry (CPF) of the shareholder.

The individual shareholder wishing to be represented in the Meeting by a proxy, must deliver, together with the notarized copies of the identification document and the taxpayer’s registry (CPF), the relevant notarized proxy instrument, granting special powers, as well as notarized copies of the identification document and the taxpayer’s registry (CPF) of the proxy attending the Meeting, whom shall attend the Meeting holding the aforementioned documents. In order to assist the shareholders, item 8 of this Manual includes proxy forms which may be used. Shareholders may use proxy forms other than those suggested in this Manual, provided they are in compliance with the provisions of Law 6,404/1976 and the Brazilian Civil Code.

Shareholders with shares registered with the fungible custody of registered shares are also required to deliver the statement of equity interest, issued within the two (2) business days prior to the Meeting.

Foreign shareholders must deliver the same documents required of Brazilian Shareholders, except that the documents, prior to being sent to the Company, must be notarized by a duly accredited Notary Public and Consularized in the Brazilian consulate and translated into Portuguese by a sworn translator.

Note that the prior delivery of the aforementioned documents is intended to expedite shareholder registration and the work in preparation for the Meetings.

It is hereby stressed that despite the above mentioned deadline, any shareholder attending at the beginning of the Meeting holding the required documents may participate and vote, even without the prior submission of the required documents.

4.2. Corporate Shareholder

We ask Corporate Shareholders who wishes to participate in the Meeting to deliver to the Company, at Rua Humberto de Campos, 425, 5th floor, Leblon, in the City and State of Rio de Janeiro, RJ, between 9:00 a.m. and 12:00 p.m. and between 2:00 p.m. and 6:00 p.m., Attention: Corporate and M&A Management, at least two (2) business days prior to the date indicated in the Call Notice to hold the Meeting, that is, up to July 20, 2016, the following documents: notarized copies of the Articles of Incorporation or Bylaws or Articles of Association, as applicable, the minutes recording the election of the Board of Directors (if any) and minutes recording the election of the Executive Board including the election of the legal representative(s) attending the Meeting.

The corporate shareholder who wishes to be represented by a proxy must deliver, together with the documents indicated in the above Paragraph, the relevant notarized proxy instrument, granting special powers, as well as notarized copies of the identification document and minutes of the meeting recording the election of the legal representative(s) executing the proxy instrument attesting the representative powers, in addition to the identification document and the taxpayer’s registry (CPF) of the proxy attending the Meeting. In order to assist the shareholders, item 8 of this Manual includes proxy forms which may be used. Shareholders may use proxy forms other than those suggested in this Manual, provided they are in compliance with the provisions of Law 6,404/1976 and the Brazilian Civil Code.

Shareholders with shares registered with the fungible custody of registered shares are also required to deliver the statement of equity interest, dated at least two (02) days prior to the date of the Meeting.

Foreign shareholders must deliver the same documents required of the Brazilian Shareholders, except that the corporate documents, prior to being sent to the Company, must be notarized by a duly accredited Notary Public and Consularized in the Brazilian consulate and translated into Portuguese by a sworn translator.

Note that the prior delivery of the aforementioned documents is intended to expedite shareholder registration and the work in preparation for the Meetings.

It is hereby stressed that despite the above mentioned deadline, any shareholder attending at the beginning of the Meeting holding the required documents may participate and vote, even without the prior submission of the required documents.

4.3. Investment Fund Shareholder

We ask Investment Fund Shareholders who wish to participate in the Meeting to deliver to the Company, at Rua Humberto de Campos, 425, 5th floor, Leblon, in the City and State of Rio de Janeiro, RJ, between 9:00 a.m. and 12:00 p.m. and between 2:00 p.m. and 6:00 p.m., Attention: Corporate and M&A Management, at least two (2) business days prior to the date indicated in the Call Notice to hold the Meeting, that is, up to July 20, 2016, the following documents: notarized copies of the Fund regulation and Bylaws or Articles of Association of the fund manager, as well as the minutes recording the election of the legal representative(s) attending the Meeting.

The Investment Fund Shareholder who wishes to be represented by a proxy must deliver, together with the documents indicated in the above Paragraph, the relevant notarized proxy instrument, granting special powers, as well as notarized copies of the identification document and minutes of the meeting recording the election of the legal representative(s) executing the proxy instrument attesting the representative powers, in addition to the identification document and the taxpayer’s registry (CPF) of the proxy attending the Meeting.

Shareholders with shares registered with the fungible custody of registered shares are also required to deliver the statement of equity interest, issued within the two (2) business days prior to the Meeting.

Foreign shareholders must deliver the same documents required of Brazilian Shareholders, except that the corporate documents, prior to being sent to the Company, must be notarized by a duly accredited Notary Public and Consularized in the Brazilian consulate and translated into Portuguese by a sworn translator.

Note that the prior delivery of the aforementioned documents is intended to expedite shareholder registration and the work in preparation for the Meetings.

It is hereby stressed that despite the above mentioned deadline, any shareholder attending at the beginning of the Meeting holding the required documents may participate and vote, even without the prior submission of the required documents.

4.4. ADR Holders

In the case of holders of ADRs, the depositary financial institution of the American Depositary Receipts (ADRs) in the United States is the Bank of New York, which shall send the proxies to the holders of ADRs in order to allow them to exercise their voting rights, and shall be represented at the Company’s Meetings, pursuant to the Deposit Agreement entered with the Company, by its representative in Brazil, the Banco Itaú Unibanco.

Note that, despite the aforementioned deadline, any shareholder attending at the beginning of the Meeting holding the required documents may participate and vote, even without the prior submission of the required documents.

5. CALL NOTICE OF THE EXTRAORDINARY GENERAL MEETING OF 07/22/2016

The EGM Call Notice will be published on the newspapers Valor Econômico, in the editions dated June 22, 23 and 24, 2016, and Diário Oficial do Estado do Rio de Janeiro, in the editions dated June 22, 23 and 24, 2016.

Oi S.A.

CORPORATE TAXPAYERS’ REGISTRY (CNPJ/MF) 76.535.764/0001-43

BOARD OF TRADE (NIRE) No. 33 3 0029520-8

PUBLICLY-HELD COMPANY

CALL NOTICE

EXTRAORDINARY GENERAL SHAREHOLDERS’ MEETING

The Board of Directors of Oi S.A. (the “Company”) calls the Shareholders of the Company to attend the Extraordinary General Shareholders’ Meeting to be held on July 22, 2016, at 11:00 a.m., at the Company’s headquarters’ located at Rua do Lavradio No. 71, Centro, in the City and State of Rio de Janeiro, to decide on the following Agenda:

I.	Ratify the request for judicial reorganization of the Company, filed together with some of its wholly-owned direct and indirect subsidiaries, as a matter of urgency, in the Court of the State of Rio de Janeiro, on June 20, 2016; and

II.	Authorize the management to take the measures and execute the necessary actions for the effectiveness of the matter in item (1) of the Agenda, as well as ratify all actions performed up to this date.

GENERAL INSTRUCTIONS:

1. The documentation and information relating to the items of the Agenda, particularly the petition for judicial reorganization, and the financial statements specifically prepared for the purpose of the judicial reorganization request, in accordance with Article 51 of Law No. 11,101/05, are available for examination by the shareholders at the Company’s headquarters, the Company’s Investor Relations website (www.oi.com.br/ri), as well as on the website of the Brazilian Securities Commission (Comissão de Valores Mobiliários — CVM) (www.cvm.gov.br), in accordance to CVM Instruction No. 481/09.

2. We ask that the shareholders wishing to personally attend or be represented by an attorney-in-fact in the Meeting to submit the following documents, at Rua Humberto de Campos No. 425, 5th floor, Leblon, in the City and State of Rio de Janeiro, from 9:00 a.m. to 12:00 p.m. or from 2:00 p.m. to 6:00 p.m., at least 2 business days prior to the holding of the Meeting, to the attention of the Corporate Management and M&A: (i) for legal entities: notarized copies of the Articles of Incorporation, Bylaws or Articles of Association, minutes of election of the Board of Directors (if any), and minutes of election of the Executive Officers that include the election of the legal representative(s) that will attend the Meeting; (ii) for individuals: notarized copies of the shareholder’s identification document and Brazilian taxpayer’s registry (CPF); and (iii) for investment funds: notarized copies of the fund’s regulations and the Bylaws or Articles of Association of the fund’s manager, as well as the minutes of election of the legal representative(s) that will attend the Meeting. In addition to the documents listed in items (i), (ii) and (iii) above, as the case may be, when the shareholder is being represented by proxy, they shall send, together with said documents, the respective power-of-attorney, with special powers and certified signature, as well as notarized copies of the identity documents and the minutes of election of the legal representative(s) that signed the power of attorney, as well as the identity documents and Brazilian taxpayer registry of the person(s) acting as proxy. These measures are intended to expedite the process of registration of shareholders attending the Meeting.

3. Shareholders whose shares are registered under BOVESPA’s Fungible Custody of Registered Shares (Custódia Fungível de Ações Nominativas das Bolsas de Valores) and who wish to attend this Meeting, shall submit present a statement of share ownership, provided by their custodian body, within issued two (2) business days prior to the date of the Meeting.

Rio de Janeiro, June 20, 2016.

José Mauro Mettrau Carneiro da Cunha

Chairman of the Board of Directors

6. TEXTS EXPLAINING THE MATTERS TO BE RESOLVED UPON AT THE EGM

All documents related to the Agenda are available to the shareholders at the Oi headquarters, on its website page (www.oi.com.br/ri), and on the website pages of the Brazilian Securities and Exchange Commission (www.cvm.gov.br), BM&F Bovespa.

In order to help you make a decision on the matters listed on the EGM Call Notice, we recommend the careful reading of the Management Proposal, filed with the Empresas.net system of the Brazilian Securities and Exchange Commission–CVM (www.cvm.gov.br) and on the Company Investor Relations website page (www.oi.com.br/ri).

Any questions or clarification on the matters included in the Meeting’s Agenda may be answered or cleared, as appropriate, by contacting the Investor Relations Office at invest@oi.net.br.

7. RELATED DOCUMENTS AND LINKS

•	www.oi.com.br/ri - information about the Company

•	www.bmfbovespa.com.br – miscellaneous information about listed companies

•	www.cvm.gov.br – Brazilian laws and regulations on Corporations

8. ANNEX — FORM OF PROXY INSTRUMENT

PROCURAÇÃO

[ACIONISTA], [QUALIFICAÇÃO] (“Outorgante”), nomeia e constitui como seu Procurador o Sr. [NOME], [NACIONALIDADE], [ESTADO CIVIL], [PROFISSÃO], com Carteira de Identidade RG nº [    ], inscrito no CPF/MF sob o nº [    ], residente e domiciliado na cidade de [    ], estado de [    ], na Rua [    ], [número], (“Outorgado”) para representar a Outorgante, na qualidade de Acionista da Oi S.A., (“Companhia”), na Assembleia Geral Extraordinária da Companhia, a ser realizada em primeira convocação no dia 22 de julho de 2016, às 11h, na Sede social da Companhia localizada na Rua do Lavradio, nº 71, Centro, Rio de Janeiro, RJ, (“Assembleia”), e se necessário em segunda convocação em data a ser informada oportunamente, na Sede social da Companhia, aos quais outorga poderes para comparecer à Assembleia e votar, em nome e por conta do Outorgante, em conjunto ou isoladamente, independentemente da ordem de nomeação, em conformidade com as orientações de voto estabelecidas abaixo:

Ordem do Dia:

(1) Ratificar o pedido de recuperação judicial da Companhia, promovido em conjunto com algumas de suas subsidiárias integrais, diretas e indiretas, em medida de urgência, na Comarca da Capital do Estado do Rio de Janeiro, em 20 de junho de 2016;

A favor (    ) Contra (    ) Abstenção (    )

(2) Autorizar a administração da Companhia a tomar as providências e praticar os atos necessários com relação à efetivação da matéria constante do item (1) da Ordem do Dia, bem como ratificar todos os atos tomados até esta data;

A favor (    ) Contra (    ) Abstenção (    )

PROXY INSTRUMENT

[SHAREHOLDER], [IDENTIFICATION] (“Grantor”), hereby appoints and constitutes Mr. [NAME], [CITIZENSHIP], [MARITAL STATUS], [PROFESSION], with identity Car N. [    ], registered in the individual Taxpayer Register (CPF/MF) under N. [    ], resident and domiciled in the City of [    ], State of [    ], at [ADDRESS], (“Grantee”) to represent Grantor, in its capacity as shareholder of Oi S.A., (“Company”), in the Company’s Extraordinary Shareholders’ Meeting to be held on first call on July 22st, 2016, at 11 p.m., at the Company’s headquarters located at Rua do Lavradio, nº 71, Centro, Rio de Janeiro, RJ, (respectively “Meeting” or “Shareholders’s Meeting”), and, if necessary, on second call, on a date to be timely informed, at the Company’s headquarters, to whom powers are hereby granted to attend to the Shareholders’ Meeting and vote on behalf of Grantor, jointly or individually, irrespective of the order of nomination, in accordance with the voting instructions established below:

Agenda:

(1) Ratify urgently the request for the Company’s judicial reorganization, submitted together with some of the Company’s wholly-owned, direct and indirect, subsidiaries, in the Judicial District of the Capital of the State of Rio de Janeiro, on June 20, 2016;

Approve (    ) Disapprove (    ) Abstention (    )

(2) Authorize the Board of Directors to conduct all acts required to give effect to item (1) of the Agenda, as well as ratify all acts conducted up until that day.

Approve (    ) Disapprove (    ) Abstention (    )

[Cidade], [dia] de [mês] de [ano]            /            [Month], [date] [year]

Outorgante / Grantor

Por / By: (assinatura autenticada / notarized signature)

Cargo / Title